EXHIBIT 99.2

ALTEROLA BIOTECH INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the acquisition of ABTI Pharma Limited (“ABTI”).

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Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2021	2
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended March 31, 2021	3

ALTEROLA BIOTECH INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

	Alterola Biotech Inc.	ABTI Pharma Limtied	Proforma Adjustments	Notes	Proforma As Adjusted
Assets
Current Assets
Cash	$12,773	$519	$—		$13,292
Total Current assets	12,773	519	—		13,292

Total Assets	$12,773	$519	$—		$13,292

Liabilities and Shareholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	$20,244	$97,130	$—		$117,374
Accounts payable - related party	330,000	232,665	—		562,665
Loans payable - related parties	52,250	26,100	—		78,350
Total Current Liabilities	402,494	355,895	—		758,389
Total Liabilities	402,494	355,895	—		758,389

Stockholders’ Deficit
Preferred Stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	—	—	—		—
Common stock: 2,000,000,000 authorized; $0.001 par value 754,280,000 shares issued and outstanding	754,280	—	—		754,280
Ordinary shares: GBP £1.00 ($1.36) par value 100 shares issued and outstanding	—	136	(136)	4(a)	—
Additional paid in capital	987,287	1,544	(599,864)		388,967
Common stock held in trust	(600,000)	—	600,000		—
Accumulated deficit	(1,531,288)	(343,033)	—		(1,874,321
Accumulated other comprehensive loss	—	(14,023)	—		(14,023)
Total Stockholder’s Deficit	(389,721)	(355,376)	—		(745,097)

Total Liabilities and Stockholders' Deficit	$12,773	$519	$—		$13,292

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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ALTEROLA BIOTECH INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended March 31, 2021

	Alterola Biotech Inc.	ABTI Pharma Limited	Proforma Adjustments	Notes	Proforma As Adjusted

Revenue	$—	$—	$—		$—
Operating Expenses	—
Research and development	—	220,512	—		220,512
Accounting and audit fees	23,500	—	—		23,500
Professional fees	373,000	92,219	—		465,219
Legal fees	5,000	—	—		5,000
Directors fees	90,000	—	—		90,000
General and administrative expenses	5,010	28,838	—		33,848
Total operating expenses	496,510	341,569	—		838,079
Operating loss	(496,510)	(341,569)	—		(838,079)
Other Income (Expense)	—
Interest expense	—	(1,464)	—		(1,464)
Total other expense	—	(1,464)	—		(1,464)
Net loss before provision for income taxes	(496,510)	(343,033)	—		(839,543)
Income taxes	—	—	—		—
Net loss	$(496,510)	$(343,033)	$—		$(839,543)
Other comprehensive loss
Foreign currency translation adjustment	—	(14,022)	—		(14,022)
Total comprehensive loss	$(496,510)	$(357,055)	$—		$(853,565)
Basic and dilutive loss per common share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding	442,363,333	442,363,333

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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ALTEROLA BIOTECH INC.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

On January 19, 2021, Alterola Biotech Inc. (the “Company”, “Alterola”) entered into a Stock Purchase Agreement (the “Agreement”) with ABTI Pharma Limited, a company registered in England and Wales (“ABTI Pharma”, “ABTI”), pursuant to which the Company will acquire all of the outstanding shares of capital stock of ABTI Pharma from its shareholders in exchange for 600,000,000 shares of the Company issued pro rata to the ABTI Pharma shareholders.

On May 24, 2021, the Company and the shareholders of ABTI Pharma memorialized a new closing date in an amendment to the Agreement (the “Amendment”). The Company has already issued the 600,000,000 shares in anticipation of the closing and the transaction will close upon the ABTI Pharma shares being transferred to the Company, which will occur upon the filing of the Company’s December 31, 2020 quarterly report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

On May 28, 2021, having completed all conditions under the Agreement, the Company closed the transaction.

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the Company’s and ABTI’s historical consolidated financial statements as adjusted to give effect to the acquisition of ABTI and the shares issued as part of the acquisition. The unaudited pro forma combined statements of operations for the year ended March 31, 2021 give effect to the ABTI acquisition as if it had occurred on April 1, 2020. The unaudited proforma combined balance sheet as of March 31, 2021 gives effect to the ABTI acquisition as if it had occurred on March 31, 2021.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma combined balance sheet and statement of operations are described in Note 4— Pro Forma Adjustments.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the acquisition.

NOTE 2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform ABTI accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 is presented as if the acquisition had occurred on March 31, 2021 and combines the historical balance sheet of the Company at March 31, 2021 and the historical balance sheet of the ABTI at March 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 has been prepared by combining the Company’s historical consolidated statement of operations for the year ended March 31, 2021, with the historical statement of operations of ABTI for the year ended March 31, 2021.

NOTE 3. PRELIMINARY PURCHASE PRICE ALLOCATION

On May 28, 2021, the Company acquired ABTI for total consideration of 600,000,000 shares of Company’s common stock. The unaudited pro forma condensed combined financial statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of SwissLink based on management’s best estimates of fair value. The final purchase price allocation may vary based on final appraisals, valuations and analysis of fair value of the acquired assets and assumed liabilities. Accordingly, pro forma adjustments are preliminary and have been made solely for illustrative purposes.

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 NOTE 4. PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

a)	To eliminate 600,000,000 shares of common stock held in trust and equity of ABTI.

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